Exhibit 99.1

News Release
Contact:
Steve Himes, 980-636-5636, shimes@chiquita.com, (Investors & Analysts)
Tiffany Breaux, 980-636-5029, tbreaux@chiquita.com, (Media)

CHIQUITA REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS

CHARLOTTE - March 11, 2013 - Chiquita Brands International, Inc. (NYSE: CQB) today released financial and operating results for the fourth quarter and full year 2012. The company reported GAAP net loss of $408 million in 2012 compared to GAAP net income of $57 million for the full year 2011. Results for 2012 include $182 million of impairment charges principally related to the goodwill and trademarks of its salad operations, $130 million of valuation allowances against U.S. deferred income tax assets, $35 million for restructuring and relocation charges and $32 million of impairment charges related to its Danone joint venture. The company also reported comparable operating income[1] of $7 million for 2012 compared to comparable operating income of $78 million for 2011.

For the fourth quarter of 2012, Chiquita reported GAAP net loss of $335 million compared to GAAP net loss of $16 million for the fourth quarter of 2011. Results for the fourth quarter of 2012 include $180 million of impairment charges related to the goodwill and trademarks of its salad operations, $130 million of valuation allowances against U.S. deferred income tax assets and $5 million for restructuring and relocation charges. The company reported a comparable operating loss[1] of $14 million in the fourth quarter of 2012 compared to a comparable operating loss of $2 million in the same period of 2011.

“Chiquita has made significant progress implementing its refocused strategic direction in the second half of 2012, and is well positioned for future growth,” said Ed Lonergan, Chiquita's president and chief executive officer. “Nevertheless, after adjusting for non-comparable items, both the fourth quarter and the full year reflect the challenges the company faced throughout the year and present difficult comparisons to prior periods due to the impact of euro exchange rates and lower retail salad results. However, we also have experienced higher local banana pricing in Europe as a result of a relatively balanced banana market and have benefited from savings associated with our value chain and corporate restructurings.”

Lonergan continued, “Chiquita has momentum as we start 2013. We remain focused on our core businesses of bananas and salads, and recent successes in both areas will add profitable volume in the coming year. In addition,

[1]Comparable basis amounts exclude certain items described below under “Non-GAAP Measurements and items affecting comparability.”

our value chain and overhead reduction initiatives are substantially complete and further opportunities exist. We are already seeing tangible benefits and remain confident in our ability to achieve our long-term target operating margins. As well, the recent refinancing provides us with financial flexibility and capability to focus fully on delivering against our refreshed strategic choices.”

2012 FULL YEAR SUMMARY

The following table shows adjustments and reconciling items made to “Operating income (loss),” a GAAP measure, to calculate “Comparable operating income” and “Adjusted EBITDA.” See “Non-GAAP Measurements and Items Affecting Comparability” below for descriptions of items excluded on a comparable basis, including descriptions of how these items affect the results of reportable segments.

	Operating Income (loss)
(in millions)	2012	2011
Operating income (loss) (U.S. GAAP)	$(254)	$34
Goodwill and trademark impairments	182	—
Danone JV impairments	32	—
Headquarters relocation	20	6
Restructuring	16	—
Exit activities	7	2
Shipping reconfiguration	6	4
Reserve for (recovery of) grower receivables	(2)	32
Comparable operating income (Non-GAAP)	7	78
Depreciation and amortization	63	61
Adjusted EBITDA (Non-GAAP)	$70	$139
Columns may not total due to rounding.

Bananas: Net sales were $2.0 billion in 2012, a decrease of 2 percent from the prior year primarily because of the product supply surcharge imposed in North America during the first six months of 2011 to recover higher sourcing costs. Local currency pricing increased 4 percent in Europe; however, U.S. dollar equivalent pricing was lower as a result of significantly lower average euro exchange rates, which adversely affected sales by $63 million and operating income by $45 million compared to 2011 levels. Sourcing and logistics costs increased because of higher fuel costs, net of hedging, and other increased industry costs. The increased costs were partially offset with savings from the shipping reconfiguration that was implemented in the fourth quarter of 2011 and the first quarter of 2012. Comparable operating income was $83 million in 2012 compared to $132 million in 2011, reflecting 4.2 percent and 6.5 percent operating margins, respectively.

Salads and Healthy Snacks: Net sales remained consistent year-on-year at approximately $953 million as foodservice and healthy snack sales offset lower sales of retail value-added salads. Comparable operating loss was $4 million for the full year of 2012, versus comparable operating income of $8 million in 2011, due primarily to volume losses related to the former brand-centric retail value-added salad strategy and higher industry production costs.

Selling, general and administrative (SG&A): SG&A decreased to $276 million in 2012 from $301 million in 2011. The decrease in SG&A reflects the continued focus throughout the year on reducing overhead costs, combined with the restructuring initiatives announced in August 2012. The reduction in SG&A was partially offset by $9 million in charges to reserve for doubtful receivables from a customer in the Middle East.

Cash, Debt and Liquidity: Cash flow from operations was $33 million for the full year 2012 compared to $39 million for 2011. Cash flow from operations in 2012 includes $26 million of cash paid for relocation and restructuring activities. At December 31, 2012, cash and equivalents were $51 million, and the company had $40 million outstanding under its revolving credit facility, although it refinanced a significant portion of its debt, including its credit facility, in February 2013 as described below. As of December 31, 2012, the company was in compliance with the covenants of its then existing credit facility.

2012 FOURTH QUARTER SUMMARY

The following table shows adjustments and reconciling items made to “Operating income (loss),” a GAAP measure, to calculate “Comparable operating income” and “Adjusted EBITDA.” See “Non-GAAP Measurements and Items Affecting Comparability” below for descriptions of items excluded on a comparable basis, including descriptions of how these items affect the results of reportable segments.

	Operating Income (loss)
(in millions)	2012	2011
Operating income (loss) (U.S. GAAP)	$(205)	$(12)
Goodwill and trademark impairments	180	—
Danone JV impairments	4	—
Headquarters relocation	3	6
Restructuring	2	—
Exit activities	3	—
Shipping reconfiguration	—	4
Reserve for (recovery of) grower receivables	(0)	(0)
Comparable operating income (Non-GAAP)	(14)	(2)
Depreciation and amortization	17	16
Adjusted EBITDA (Non-GAAP)	$3	$14
Columns may not total due to rounding.

Bananas: Net sales increased 2 percent to $486 million. For the fourth quarter of 2012, higher net sales were primarily the result of local currency pricing increasing almost 11 percent in Europe and increased volume in North America, partially offset by the impact of lower average euro exchange rates, which adversely affected sales by almost $9 million and operating income by $7 million compared to 2011 levels. Higher sourcing and logistics costs were partially offset by the savings from shipping reconfiguration. As a result, comparable operating income was $31 million for the fourth quarter of 2012, compared to comparable operating income of $9 million for the same period of 2011.

Salads and Healthy Snacks: Net sales remained consistent year-on-year at approximately $223 million as foodservice and healthy snack sales offset lower volumes of retail value-added salads. Comparable operating loss was $18 million for the fourth quarter of 2012, versus breakeven comparable operating income in the same period of 2011, principally due to a pineapple ingredient inventory reserve and other industry cost increases.

GOODWILL AND TRADEMARK IMPAIRMENT ANALYSIS
At September 30, 2012, the company had goodwill of $175 million and trademarks of $61 million related to its salad operations, Fresh Express, which are subject to an annual impairment review each fourth quarter. Impairment reviews compare fair value to carrying value for both Fresh Express and its trademarks, and if the carrying value is greater than the fair value, impairment is indicated. Fair values fluctuate based on market conditions and assumptions regarding forecasted cash flows, discount rates applied to cash flows and other factors. Based on the fourth quarter impairment analysis, the company recorded a non-cash impairment charge to goodwill of $157 million and a non-cash impairment charge to the Fresh Express trademark of $23 million. These impairment charges are the result of lower operating performance of its retail salad business, lower retail salad volumes, lower perceived valuation multiples in the packaged salad industry and continuing demand for private label versus branded products. During the third quarter of 2012, the company also recorded a $2 million non-cash impairment charge to goodwill related to a non-core business as a result of the change in strategic focus announced with the restructuring plan.

VALUATION ALLOWANCE AGAINST DEFERRED INCOME TAX ASSETS
In the fourth quarter, the company recorded a $130 million non-cash charge to income tax expense to establish a valuation allowance against all of its U.S. federal and state deferred tax assets, which are primarily net operating losses. Valuation allowances are required if it is more likely than not that all or some portion of the asset will not be realized. Both positive and negative evidence is considered when making this determination. Accounting guidance considers the company's three-year cumulative loss position in its North American businesses to be significant negative evidence, even though it primarily resulted from restructuring and relocation activities, the trademark impairment and the reserve for grower receivables. The company's primary positive evidence related to forecasts of future taxable income which shows the utilization of the net operating losses within the statutory tax carryforward periods; however, accounting guidance restricts the amount of reliance that can be placed on future taxable income because it is not objectively verifiable. Recording a valuation allowance does not affect the company's liquidity, borrowing ratios or the availability of other capital resources. The company does not expect to pay cash for U.S. federal taxes until its net operating losses are fully utilized. Additionally, a sustained period of profitability in its North American businesses will be required before the company would change its judgment regarding the need to reverse the full amount of the valuation allowance. Until such time, income or loss in the U.S. will not result in income tax expense or benefit because a corresponding valuation allowance will be released or established for the same value. Income taxes are not allocated to reportable segments.

REFINANCING
On February 5, 2013, Chiquita issued $425 million of 7.875% senior secured notes due 2021 and entered into a 5-year asset-backed lending arrangement that could provide a maximum borrowing capacity of $200 million, subject to a borrowing base calculation based on specified percentages against the value of certain assets that were provided as collateral. The net proceeds from these transactions were used to retire the company's existing credit facility (term loan and revolver) and to retire its 7.5% senior notes. This refinancing significantly extends the company's debt maturities and reduces the cash required for debt service over the next several years, while providing financial flexibility in the form of reduced maintenance covenants and the ability to reduce debt with excess cash flow during this period.

OUTLOOK
The company is already seeing tangible progress from its restructuring initiatives and continues to reduce the volatility in its business. Important developments that are expected to produce improved results in 2013 include:

•	Banana contract wins that will drive U.S. market share growth in 2013

•	Signature private label salad win that commenced shipments in Q1 2013

•	Banana supply trends out of Latin America that are expected to remain balanced with demand through the first half of the year

•	Monetizing additional identified value chain and overhead simplification opportunities

•	Consolidation of the Midwest salad facilities near Chicago will be completed and will begin to drive operating cost savings towards the end of 2013

•	Non-core, non-contributing business and product lines have been identified, and exits have been substantially completed with others underway
The company continues to mitigate the commodity risks to which it is exposed. Downside currency risk has been largely mitigated through mid-2014 with similar structures to those instruments that the company has used for 2013. In addition, exposure to fuel volatility risk is reduced through the company's hedging program and customer contractual pricing mechanisms.

These expectations do not include any unforeseen weather, event risks or major currency fluctuations.

Management's estimates of certain financial items are as follows:

	FY 2012	FY 2013
(in millions)	Actual	Estimated
Capital Expenditures	$53	$50-60
Depreciation & Amortization	63	60-65
Gross Interest Expense[1]	45	50-55
Cash Payments for Interest	36	40-45

[1] Interest expense includes the impact of accounting standards that added non-cash interest expense of $10 million for 2012 and is expected to add $3 million each quarter in 2013 for a total of $11 million for the full year 2013 related to the company's convertible notes.

CONFERENCE CALL
Chiquita will hold a conference call for investors to discuss its results at 4:30 p.m. EDT today. Access to a live audio webcast is available at http://investors.chiquita.com. Toll-free telephone access will be available by dialing 1-877-719-9788 in the United States and +1-719-325-4785 from international locations and providing the conference code 2994874. To access the telephone replay, dial 1-888-203-1112 from the United States and +1-719-457-0820 from international locations and enter the confirmation code 2994874.

CONTACTS     Steve Himes, 980-636-5636, shimes@chiquita.com, (Investors and Analysts)
Tiffany Breaux, 980-636-5029, tbreaux@chiquita.com, (Media)

NON-GAAP MEASUREMENTS AND ITEMS AFFECTING COMPARABILITY
The company reports its financial results in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP). To provide investors with additional information regarding the company's results, more meaningful year-on-year comparisons of the company's core financial performance, and measures that management uses to evaluate the company's performance against internal budgets and targets, the company reports certain non-GAAP measures as defined by the Securities and Exchange Commission. This press release uses non-GAAP measures of comparable operating income, comparable operating margin and adjusted EBITDA. Non-GAAP financial measures should be considered in addition to, and not instead of, U.S. GAAP financial measures, and may differ from non-GAAP measures that other companies use. The adjustments between the U.S. GAAP and non-GAAP financial measures listed below are excluded from comparable income because they are unusual and/or infrequent in nature and are consistent with the company's internal reporting and measurement of financial performance.

•
Goodwill and trademark impairments: Goodwill and indefinite-lived intangible assets, such as trademarks, are subject to an annual impairment review each fourth quarter. Based on the fourth quarter impairment analysis, the company recorded a non-cash impairment charge to goodwill of $157 million and a non-cash impairment charge to the Fresh Express trademark of $23 million. These impairment charges are the result of lower operating performance of its retail salad business, lower retail salad volumes, lower perceived valuation multiples in the packaged salad industry and continuing demand for private label versus branded products. These goodwill and trademark impairments are excluded from the comparable results of the Salads and Healthy Snacks segment. During the third quarter of 2012, the company also recorded $2 million non-cash impairment charge to goodwill related to a non-core business as a result of the change in strategic focus announced with the restructuring plan, which is excluded from comparable reporting of Corporate costs.

•
Danone JV investment impairment: In the third quarter of 2012, the company recognized $28 million to fully impair its 49% equity-method investment and related costs and to record probable funding obligations to the Danone JV, which are excluded from comparable results of the Salads and Healthy Snacks segment. In the fourth quarter of 2012, changes in the estimated funding obligations resulted in the recognition of additional charges of $4 million. The company's obligations to fund the Danone JV are limited to an aggregate €14 million ($18 million) without unanimous consent of the owners.

•
Headquarters relocation: In November 2011, the company announced its plan to relocate its corporate headquarters to Charlotte, North Carolina. Of the $30 million of one-time costs expected to be incurred, the company recognized costs of $3 million in the fourth quarter of 2012, and $20 million and $5 million of capital expenditures in the twelve months ended December 31, 2012 and $6 million of costs in the fourth quarter of 2011. The relocation is substantially complete, and the company expects less than $1 million of remaining costs and capital expenditures to be recognized through 2013. Relocation costs are excluded from comparable reporting of Corporate costs.

•
Restructuring: In August 2012, the company announced a restructuring with the goal of increasing profitability in its core businesses, which is expected to result in at least $60 million of annual savings. The company recognized $2 million and $16 million of restructuring expenses in the fourth quarter and year ended December 31, 2012, respectively. Planned restructuring activities are substantially complete, but cash payments related to the restructuring plan are expected to continue through 2014, primarily related to severance payments to the former Chief Executive Officer. Restructuring costs are excluded from comparable reporting of Corporate costs.

•
Shipping reconfiguration: During the third quarter of 2011, the company initiated a reconfiguration of its European shipping system which provided more than $12 million of annualized cost savings, net of transition costs that include expected losses on subleased vessels removed from service in 2011 and 2012. Comparable operating income of the Banana segment excludes a charge of $6 million in the first quarter of 2012 and $4 million in the fourth quarter of 2011 for net losses expected on certain ship sublease contracts. These sublease losses will not recur in 2013 since primary leases for vessels expiring in 2012 will not be renewed.

•
Exit activities: In the fourth quarter of 2012, the company recognized $2 million of estimated lease exit expense, net of estimated future sublease income, which is excluded from comparable results of Corporate costs and $1 million of estimated lease exit expense excluded from comparable results of the Other Produce segment. The first nine months of 2012 comparable operating results also exclude $3 million of expense from the Salads and Healthy Snacks segment and $2 million from the Other Produce segment for asset write-offs and severance, related to discontinued products and activities. Severance costs to realign the company's salad overhead costs and to embed its global innovation and marketing functions into its business units in 2011 totaled $2 million and was allocated across segments, but is excluded from comparable results.

•
Reserve for (recovery of) grower advances: The second quarter of 2011 includes a $32 million reserve for the expected remaining carrying value of advances made to a Chilean grower.  The company recovered $0.2 million in the fourth quarter of 2012, $1.6 million in the full year 2012 and $0.4 million in the fourth quarter of 2011 through the bankruptcy process and continues to seek additional recoveries. The reserve and the recovery are excluded from comparable income of the Other Produce segment.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.
Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of nutritious, high-quality fresh and value-added food products - from energy-rich bananas, blends of convenient green salads and other fruits to healthy snacking products. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of more than $3 billion, Chiquita employs approximately 20,000 people and has operations in nearly 70 countries worldwide. For more information, please visit the corporate web site at www.chiquita.com.

FORWARD-LOOKING STATEMENTS
This press release contains certain statements, including in the “Outlook” section, that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the customary risks experienced by global food companies, such as prices for commodity and other inputs, currency exchange rate fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of continuing uncertainty in the global economic environment), government regulations, food safety issues and product recalls affecting the company or the industry, labor relations, taxes, political instability and terrorism; challenges in implementing the relocation of its corporate headquarters and other North American corporate functions to Charlotte, North Carolina; challenges in implementing restructuring and leadership changes announced in August and October 2012 including its ability to achieve the cost savings and other benefits anticipated from the restructuring; unusual weather events, conditions or crop risks; continued ability to access the capital and credit markets on commercially reasonable terms and comply with the terms of its debt instruments; access to and cost of financing; and the outcome of pending litigation and governmental investigations involving the company, as well as the legal fees and other costs incurred in connection with such items.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita's financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
# # #

Exhibit A:
CHIQUITA BRANDS INTERNATIONAL, INC.
CONSOLIDATED INCOME STATEMENT
(Unaudited – in millions, except per share amounts)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net sales	$738	$722	$3,078	$3,139
Operating expenses:
Cost of sales	667	650	2,743	2,698
Selling, general and administrative	72	62	276	301
Depreciation	14	14	54	52
Amortization	2	2	9	9
Equity in losses of investees	2	1	33	6
Reserve for (recovery of) grower advances	(0)	(0)	(1)	33
Relocation and Restructuring costs	5	6	35	6
Goodwill and trademark impairment	180	—	182	—
Operating income (loss)	(205)	(12)	(254)	34
Interest income	1	1	3	4
Interest expense	(12)	(11)	(45)	(52)
Other expense	(2)	(1)	(2)	(12)
Loss from continuing operations before income taxes	(218)	(23)	(298)	(25)
Income tax benefit	(115)	6	(108)	82
Income (loss) from continuing operations	(333)	(16)	(406)	57
Loss from discontinued operations [1]	(2)	—	(2)	—
Net income (loss)	$(335)	$(16)	$(408)	$57

Basic earnings per share:
Continuing operations	(7.20)	(0.36)	(8.81)	1.25
Discontinued operations	(0.04)	—	(0.04)	—
	$(7.24)	$(0.36)	$(8.85)	$1.25
Diluted earnings per share:
Continuing operations	(7.20)	(0.36)	(8.81)	1.23
Discontinued operations	(0.04)	—	(0.04)	—
	$(7.24)	$(0.36)	$(8.85)	$1.23

Shares used to calculate basic earnings per share	46.3	45.8	46.1	45.5
Shares used to calculate diluted earnings per share	46.3	45.8	46.1	46.3

Columns may not total due to rounding.

Exhibit B:
CHIQUITA BRANDS INTERNATIONAL, INC.
OPERATING STATISTICS - FOURTH QUARTER
(Unaudited—in millions, except for percentages and exchange rates)

	Quarter Ended December 31,		Percent Change	Twelve Months Ended December 31,		Percent Change
	2012	2011	vs. 2011	2012	2011	vs. 2011
Net sales by segment
Bananas	$486	$475	2.3%	$1,985	$2,023	(1.9)%
Salads and Healthy Snacks	223	223	0.4%	953	953	(0.1)%
Other Produce	28	24	16.2%	140	163	(14.0)%
	$738	$722	2.2%	$3,078	$3,139	(1.9)%
Comparable operating income (loss) [1]
Bananas	$31	$9	NM	$83	$132	(37.0)%
Salads and Healthy Snacks	(18)	0	NM	(4)	8	NM
Other Produce	(5)	1	NM	(17)	(5)	NM
Corporate	(22)	(13)	NM	(56)	(57)	2.6%
	$(14)	$(2)	NM	$7	$78	(91.6)%
Comparable operating margin by segment
Bananas	6.4%	1.9%	4.5 pts	4.2%	6.5%	(2.3) pts
Salads and Healthy Snacks	(7.9)%	0.2%	(8.1) pts	(0.4)%	0.8%	(1.2) pts
Other Produce	(16.8)%	3.6%	(20.4) pts	(12.3)%	(3.0)%	(9.3) pts

SG&A as a percent of sales	9.8%	8.5%	1.3 pts	9.0%	9.6%	(0.6) pts

Company banana sales volume (40 lb. boxes)
North America	17.0	15.5	9.9%	65.8	64.3	2.3%
Core European markets[2]	8.9	9.9	(10.6)%	38.1	40.3	(5.4)%
Mediterranean & Middle East	4.6	5.6	(17.7)%	17.9	15.9	12.5%
Banana Pricing
North America			(0.8)%			(4.6)%
Core European markets[2]
U.S. Dollar			5.7%			(3.7)%
Local			10.8%			4.0%
Mediterranean & Middle East			28.4%			9.8%
Retail value-added salads
Volume (12-count cases)	10.9	11.4	(4.4)%	46.7	49.2	(5.2)%
Pricing			(1.3)%			(1.9)%
Euro average exchange rate, spot (dollars per euro)	$1.29	$1.36	(4.5)%	$1.28	$1.39	(7.6)%
Euro average exchange rate, hedged (dollars per euro)	$1.27	$1.39	(9.1)%	$1.29	$1.39	(7.5)%

NM - Not meaningful
Columns may not total due to rounding.

[1] See description of reconciling items between GAAP and comparable basis figures in this press release under “Non-GAAP measurements and Items Affecting Comparability.”
[2] The company's core European markets include the 27 member states of the European Union, Switzerland, Norway and Iceland.

Exhibit C:
EUROPEAN CURRENCY
YEAR-ON-YEAR CHANGE—FAVORABLE (UNFAVORABLE)
2012 vs. 2011
(Unaudited—in millions)

	Q1	Q2	Q3	Q4	YTD
Currency Impact (Euro/Dollar)
Revenue	$(10)	$(25)	$(20)	$(9)	$(63)
Local costs	2	6	4	2	14
Hedging[1]	6	1	(1)	(7)	—
Balance sheet translation[2]	—	(8)	7	6	4
Net European currency impact	$(2)	$(26)	$(10)	$(7)	$(45)

Columns may not total due to rounding.

[1]	Fourth quarter hedging costs were $3 million in 2012 versus gains of $4 million recognized in the same period of 2011. Full year hedging benefits were $1 million for both 2012 and 2011.

[2]
Fourth quarter balance sheet translation was a loss of $1 million in 2012 versus a loss of $6 million in the same period of 2011. Full year balance sheet translation was a loss of $5 million in 2012 compared to a loss of $8 million in 2011.